As filed with the Securities and Exchange Commission on April 21, 2021

 Registration No. 333-233461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

 POST-EFFECTIVE AMENDMENT NO. 1
TO

 FORM S-8

 REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

 Ruhnn Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Floor 11, Building 2, Lvgu Chuangzhi Development Center

788 Hong Pu Road

Jianggan District, Hangzhou 310016

People’s Republic of China

(Address of principal executive offices, including zip code)

 2019 Equity Incentive Plan
(Full title of the plan)

 Cogency Global Inc.

10 E. 40th Street, 10th Floor,

New York, NY 10016

+1 800-221-0102
(Name, address and telephone number, including area code, of agent for service)

 Copies to:

Jacky Jinbo Wang Chief Financial Officer Floor 11, Building 2, Lvgu Chuangzhi Development Center 788 Hong Pu Road Jianggan District, Hangzhou 310016 People’s Republic of China 86-571-2882-5222	Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-233461) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by Ruhnn Holding Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on August 26, 2019. Under the Registration Statement, a total of 33,085,812 Class A ordinary shares, par value US$0.000000001 per share, of the Company, were registered for issuance under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the 2019 Plan.

On April 20, 2021, pursuant to the agreement and plan of merger dated February 3, 2021 (the “Merger Agreement”) among the Company, RUNION Holding Limited and RUNION Mergersub Limited (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company being the surviving company resulting from the merger (the “Merger”). Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China, on April 21, 2021.

RUHNN HOLDING LIMITED

By:	/s/ Min Feng
	Name:	Min Feng
	Title:	Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Min Feng	Chairman	April 21, 2021
Name: Min Feng

*	Director, Chief Executive Officer (principal executive officer)	April 21, 2021
Name: Lei Sun

*	Director	April 21, 2021
Name: Chao Shen

*	Director	April 21, 2021
Name: Ke Cheng

*	Director	April 21, 2021
Name: Shangzhen Li

/s/ Jacky Jinbo Wang	Chief Financial Officer (principal financial and accounting officer)	April 21, 2021
Name: Jacky Jinbo Wang

* By:	/s/ Min Feng
Name: Min Feng
Attorney-in-fact